EXHIBIT 99.1

Gladstone Capital Corporation Reports Financial Results for its  Third Quarter Ended June 30, 2017

MCLEAN, Va., Aug. 02, 2017 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (NASDAQ:GLAD) (the “Company”) today announced earnings for its third fiscal quarter ended June 30, 2017.  Please read the Company’s Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission (the “SEC”), which can be retrieved from the SEC’s website at www.sec.gov, or from the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	June 30, 2017	March 31, 2017	Change	% Change

Total investment income	$9,632	$8,793	$839	9.5%
Total expenses, net of credits	(4,253)	(3,434)	(819)	23.8
Net investment income	5,379	5,359	20	0.4
Net investment income per common share	0.21	0.21	—	—
Cash distribution per common share	0.21	0.21	—	—
Net realized (loss) gain	(23)	45	(68)	(151.1)
Net unrealized appreciation (depreciation)	807	(748)	1,555	(207.9)
Net increase in net assets resulting from operations	6,163	4,656	1,507	32.4
Weighted average yield on interest-bearing investments	11.5%	11.4%	0.1	0.9
Total invested	$35,791	$39,611	$(3,820)	(9.6)
Total repayments and net proceeds	6,015	14,613	(8,598)	(58.8)

As of:	June 30, 2017	March 31, 2017	Change	% Change
Total investments, at fair value	$345,503	$313,517	$31,986	10.2%
Fair value, as a percent of cost	85.1%	83.6%	1.5%	1.8
Net asset value per common share	$8.38	$8.33	$0.05	0.6

Third Fiscal Quarter 2017 Highlights:

  Portfolio Activity: Invested $29.0 million in three new portfolio companies and $6.8 million in existing portfolio companies. Received $6.0 million in repayments and net proceeds from portfolio companies.
  Financing Activity: Sold 362,600 shares of our common stock at a weighted-average price of $9.89 per share through our at-the-market program resulting in gross proceeds of $3.6 million.
  Recurring Distributions and Dividends: For each of April, May and June 2017, paid monthly distributions to common stockholders ($0.07 per common share) and monthly dividends to preferred stockholders ($0.140625 per share of the Company’s 6.75% Series 2021 Term Preferred Stock).

Third Fiscal Quarter 2017 Results:

Total investment income increased by 9.5% compared to the prior quarter, primarily due to a quarter over quarter increase of 9.0% in the weighted average principal balance of our interest-bearing investment portfolio driven by the portfolio activity noted above. Total expenses increased by 23.8% quarter over quarter, primarily as a result of an increase in interest expense, due to a higher weighted average balance outstanding on our credit facility, and an increase net management and incentive fees.

Net Investment Income for the quarter ending June 30, 2017 was $5.4 million, or $0.21 per share, which is consistent with the prior quarter ended March 31, 2017.

Net Increase in Net Assets Resulting from Operations for the quarter ended June 30, 2017 and March 31, 2017 was $6.2 million, or $0.24 per share, compared to $4.7 million, or $0.18 per share, respectively. The quarter over quarter increase was driven primarily by the change in net unrealized appreciation quarter over quarter.

Subsequent Events:  Subsequent to June 30, 2017, the following significant event occurred:

  Distributions and Dividends Declared: In July 2017, our Board of Directors declared the following monthly distributions to common stockholders and monthly dividends to holders of our term preferred stock:

Record Date	Payment Date	Distribution per Common Share	Dividend per Series 2021 Term Preferred Share
July 21	July 31	$0.07	$0.140625
August 21	August 31	0.07	0.140625
September 20(A)	September 29	0.07	0.140625
	Total for the Quarter	$0.21	$0.421875

(A)	Previously, on July 11, 2017, the Company announced an ex-dividend date of September 18, 2017 for the September 2017 distribution and dividend. As an update to the Company’s previous announcement, the Company notes that the ex-dividend date for the September 2017 distribution and dividend is September 19, 2017.

Comments from Gladstone Capital’s President, Bob Marcotte: “The combination of asset growth and sustained investment yields delivered during the quarter significantly enhanced our core interest earnings.  While fee income declined, expense management and management fee credits contributed to NII which covered 100% of our shareholder distributions.  The portfolio valuation and NAV improved modestly continuing our drive to deliver a more consistent and improved return on equity performance.  By continuing to capitalize on our lower middle market investment focus, incremental leverage capacity and the expectation of higher floating rates on our portfolio, we believe we continue to be well positioned to grow our investment portfolio and enhance shareholder returns.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Thursday, August 3, 2017, at 8:30 a.m. EDT.  Please call (855) 465-0177 to enter the conference.  An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through September 3, 2017.  To hear the replay, please dial (855) 859-2056 and use conference number 54336457.  The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com.  The event will be archived and available for replay on the Company’s website through October 3, 2017.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States.  Including distributions through today, the Company has paid 174 consecutive monthly or quarterly cash distributions on its common stock.  Information on the business activities of all the Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN:  Investor Relations.  The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended June 30, 2017, including the notes to the consolidated financial statements contained therein.

Forward-looking Statements:
The statements in this press release about future growth and shareholder returns are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on Gladstone Capital’s current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in Gladstone Capital’s filings with the U.S. Securities and Exchange Commission. Gladstone Capital undertakes no obligation to publicly release the result of any revisions to these forward looking statements that may be made to reflect any future events or otherwise, except as required by law.

Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893.